Exhibit 99.1

Media and Investor contact:

Christopher Bona

312.292.5052

investorinfo@ryerson.com

RYERSON ANNOUNCES 2014 RESULTS

Results reflect continued benefits of corporate transformation

(Chicago, IL – March 16, 2015) – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and processor of metals, today reported results for the fourth quarter and full year 2014.

2014 Results

Revenues for 2014 were $3.6 billion, an increase of 4.7 percent from 2013. Gross margin was 16.4 percent for 2014, compared to 17.8 percent for 2013. However, gross margin, excluding LIFO was 17.6 percent for 2014, compared to 16.9 percent for 2013. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this news release.

Warehousing, delivery, selling, general and administrative expense was up $29.1 million, or 6.1 percent, year-over-year, primarily due to expenses associated with our Initial Public Offering (IPO) completed in the third quarter. Excluding a $25.0 million charge to terminate the advisory services agreement with Platinum Equity and $7.7 million of compensation expense associated with the IPO, expenses were down 0.7 percent compared to 2013.

For 2014, net loss attributable to Ryerson Holding Corporation was $25.7 million, or a loss of $1.01 per share, compared to net income attributable to Ryerson Holding Corporation of $127.3 million for 2013. In addition to the $32.7 million of IPO-related expenses noted above, the third quarter of 2014 included a $11.2 million expense related to the premium paid to redeem a portion of the 11 1⁄4 percent Senior Notes due 2018, and a $1.2 million non-cash charge to write-off unamortized debt issuance costs related to the Note redemption. Excluding the IPO-related and debt redemption expenses, net of income taxes, net income attributable to Ryerson Holding Corporation was $11.6 million, or $0.46 per share, for 2014. 2013 results included a $124.2 million reversal in the valuation allowance on deferred tax assets. Adjusting for this item, net income attributable to Ryerson Holding Corporation was $3.1 million for 2013. A reconciliation of expenses, net income, and earnings per share, excluding IPO-related and debt redemption expenses and reversal of the valuation adjustment to their comparable GAAP financial measure is included below in this earnings release.

Adjusted EBITDA, excluding LIFO was $217.5 million for 2014, an expansion of 28 percent compared to $169.6 million for 2013. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

“We showed year-over-year improvement in our key metrics for 2014, despite second half margin pressure driven by metal price deflation, high metal import levels and high service center level inventories,” said Mike Arnold, Ryerson’s president and chief executive officer. “For the year, we continued to effectively manage gross margins, expenses and working capital. And, the company captured a steady expansion in our targeted areas of processed plate and long products. Based on Adjusted EBITDA, excluding LIFO, we had one of our best performances in years.”

Fourth Quarter 2014

For the fourth quarter of 2014, revenues of $868.4 million increased 8.2 percent year-over-year from the fourth quarter of 2013 and declined 8.4 percent sequentially from the third quarter of 2014.

Gross margin was 16.4 percent for the fourth quarter of 2014, compared to 18.3 percent in the year-ago period and 15.8 percent in the third quarter of 2014. Gross margin, excluding LIFO was 16.4 percent for the fourth quarter of 2014, compared to 17.5 percent in the fourth quarter of 2013 and 17.8 percent in the third quarter of 2014. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this news release.

Fourth quarter 2014 warehousing, delivery, selling, general and administrative expense was unchanged compared to the year-ago period and down 24.0 percent sequentially. Excluding IPO-related expenses of $32.7 million from the third quarter of 2014, expense was down 3.5 percent sequentially.

Net income attributable to Ryerson Holding Corporation was $4.8 million, or $0.15 per share for the fourth quarter of 2014, compared to $118.2 million in the year-ago period and a net loss attributable to Ryerson Holding Corporation of $34.7 million for the third quarter of 2014. Excluding the IPO-related and debt redemption expenses, net of income taxes, net income attributable to Ryerson Holding Corporation was $2.6 million for the third quarter of 2014. Excluding the $124.2 million reversal in the valuation allowance on deferred tax assets, the net loss attributable to Ryerson Holding Corporation would have been $6.0 million for the fourth quarter of 2013. A reconciliation of expenses, net income, and earnings per share, excluding IPO-related and debt redemption expenses and reversal of the valuation adjustment to their comparable GAAP financial measure is included below in this earnings release.

Adjusted EBITDA, excluding LIFO was $40.1 million for the fourth quarter of 2014, compared to $41.5 million in the fourth quarter of 2013 and $62.2 million in the third quarter of 2014. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

Fay Industries

At year-end 2014, Ryerson completed the acquisition of Fay Industries, a privately-owned metals service center company with annual revenue of approximately $30 million. Fay brings extensive bar and tube processing capabilities, advancing Ryerson’s strategic focus on value-added services. The combination also enhances Ryerson’s ability to serve industries including heavy equipment, mining, oil and gas, and industrial maintenance and repair.

Pension Contributions

Ryerson contributed $55 million to the company’s pension plans in 2014. Ryerson’s 2015 pension contributions are expected to be approximately $43 million.

Full-Year Business Metrics

	2014	2013	Year-Over-Year Change
Tons Shipped (In thousands)	2,024	2,038	-0.7%

Average selling price/ton	$1,790	$1,698	5.4%
Average cost/ton	1,497	1,396	7.2%
Average cost/ton, excluding LIFO	1,476	1,412	4.5%

Full-Year Major Product Metrics

	Tons Shipped (Tons in thousands)			Average Selling Price per Ton Shipped
	2014	2013	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	1,577	1,612	-2.2%	5.4%
Aluminum	194	182	6.6%	-0.4%
Stainless steel	243	232	4.7%	3.9%

	Net Sales (Dollars in millions)
	2014	2013	Year-Over-Year Change
Carbon steel	$1,900	$1,843	3.1%
Aluminum	779	734	6.1%
Stainless steel	867	797	8.8%

Full-Year Tons Shipped

Year-over-year change
U.S.	1.9%
Non-U.S.	-14.5%

Fourth Quarter 2014 Business Metrics

	Fourth Quarter 2014	Third Quarter 2014	Fourth Quarter 2013	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	471	518	479	-9.1%	-1.7%

Average selling price/ton	$1,844	$1,830	$1,675	0.8%	10.1%
Average cost/ton	1,542	1,541	1,368	0.1%	12.7%
Average cost/ton, excluding LIFO	1,541	1,504	1,381	2.5%	11.6%

Fourth Quarter 2014 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	Fourth Quarter 2014	Third Quarter 2014	Fourth Quarter 2013	Sequential Quarter Change	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	363	403	381	-9.9%	-4.7%	0.3%	5.9%
Aluminum	48	51	42	-5.9%	14.3%	1.1%	4.4%
Stainless Steel	57	61	54	-6.6%	5.6%	-1.7%	12.1%

	Net Sales (Dollars in millions)
	Fourth Quarter 2014	Third Quarter 2014	Fourth Quarter 2013	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	$441	$488	$437	-9.6%	0.9%
Aluminum	198	208	166	-4.8%	19.3%
Stainless Steel	213	232	180	-8.2%	18.3%

Earnings Call Information

The company will host a conference call to discuss its fourth quarter and full-year 2014 results on Tuesday, March 17, at 10 a.m. Eastern Time. Participants may access the conference call by dialing 888-695-0614 (U.S., Canada) and 719-325-2456 (International) and using conference ID 8282096. The call will also be broadcast live in the Investor Relations section of the company’s Internet site, ir.ryerson.com. A replay will be available on the site for 90 days.

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves a variety of industries, including customers making products or equipment for construction, packaging, oil and gas and truck trailers. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 3,700 employees in more than 100 locations. For more information, visit www.ryerson.com.

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations regarding certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

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RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	Fourth Quarter		Third Quarter 2014	Year Ended December 31,
	2014	2013		2014	2013

NET SALES	$868.4	$802.5	$947.9	$3,622.2	$3,460.3

Cost of materials sold	726.2	655.3	798.4	3,028.4	2,843.7

Gross profit	142.2	147.2	149.5	593.8	616.6

Warehousing, delivery, selling, general and administrative (1)	117.1	116.9	154.1	509.2	480.1
Restructuring and other charges	—	(0.2)	—	—	1.9
Gain on sale of assets	(0.5)	—	(1.3)	(1.8)	—
Impairment charges on fixed assets and goodwill	—	1.2	—	—	10.0

OPERATING PROFIT (LOSS)	25.6	29.3	(3.3)	86.4	124.6

Other income and (expense), net (2)	2.3	(2.3)	(8.5)	(5.9)	(0.2)
Interest and other expense on debt (3)	(24.6)	(27.2)	(27.9)	(107.4)	(110.5)

INCOME (LOSS) BEFORE INCOME TAXES	3.3	(0.2)	(39.7)	(26.9)	13.9

Benefit for income taxes	(1.4)	(118.2)	(4.9)	(0.7)	(112.3)

NET INCOME (LOSS)	4.7	118.0	(34.8)	(26.2)	126.2

Less: Net loss attributable to noncontrolling interest	(0.1)	(0.2)	(0.1)	(0.5)	(1.1)

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING	$4.8	$118.2	$(34.7)	$(25.7)	$127.3

EARNINGS (LOSS) PER SHARE

Basic and diluted	$0.15	$5.56	$(1.26)	$(1.01)	$5.99

Shares outstanding - basic and diluted	32.0	21.2	27.5	25.4	21.3

Supplemental Data :

Tons shipped (000)	471	479	518	2,024	2,038
Shipping days	61	61	64	252	252

Average selling price/ton	$1,844	$1,675	$1,830	$1,790	$1,698
Gross profit/ton	302	307	289	293	302
Operating profit/ton	54	61	(6)	43	61

LIFO expense (income)/ton	1	(13)	37	21	(16)

LIFO expense (income)	$0.3	$(6.4)	$19.1	$42.3	$(33.0)

Depreciation and amortization expense	11.6	11.9	11.6	45.6	46.6

Cash flow from operating activities	(38.6)	(39.9)	(44.2)	(73.3)	48.1
Capital expenditures	(7.9)	(3.7)	(5.5)	(21.6)	(20.2)

(1)	The three month period ended September 30, 2014 and the year ended December 31, 2014 include a $25.0 million charge to terminate the advisory services agreement with Platinum Equity Adviors, LLC in connection with our initial public offering on August 13, 2014. The three month period ended September 30, 2014 and the year ended December 31, 2014 also include the recognition of $7.7 million of transaction-related compensation expense associated with the initial public offering.
(2)	The three month period ended September 30, 2014 and the year ended December 31, 2014 include $11.2 million of expense related to the premium paid to redeem $99.5 million of our 11.25% Senior Notes.
(3)	The three month period ended September 30, 2014 and the year ended December 31, 2014 include a non-cash charge of $1.2 million to write-off unamortized debt issuance costs related to the redemption of our 11.25% Senior Notes.

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

See Schedule 2 for EPS reconciliation.

See Schedule 3 for Net Income Attributable to Ryerson Holding reconciliation.

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit exclduing LIFO

(Dollars in millions)

	Fourth Quarter		Third Quarter 2014	Year Ended December 31,
	2014	2013		2014	2013

Net income (loss) attributable to Ryerson Holding Corporation	$4.8	$118.2	$(34.7)	$(25.7)	$127.3
Interest and other expense on debt	24.6	27.2	27.9	107.4	110.5
Benefit for income taxes	(1.4)	(118.2)	(4.9)	(0.7)	(112.3)
Depreciation and amortization expense	11.6	11.9	11.6	45.6	46.6

EBITDA	$39.6	$39.1	$(0.1)	$126.6	$172.1
Gain on sale of assets	(0.5)	—	(1.3)	(1.8)	—
Gain on insurance settlement	(0.4)	—	—	(0.4)	—
Reorganization	2.3	3.0	1.7	5.4	11.5
Advisory services fee	—	1.2	25.8	28.3	5.0
Foreign currency transaction gains	(2.4)	(2.1)	(2.9)	(5.3)	(3.7)
Loss on retirement of debt	—	—	11.2	11.2	—
Impairment charges on fixed assets and goodwill	—	1.2	—	—	10.0
Purchase consideration and other transaction costs	1.1	0.8	8.5	11.2	3.5
Other adjustments	0.1	4.7	0.2	—	4.2

Adjusted EBITDA	$39.8	$47.9	$43.1	$175.2	$202.6

Adjusted EBITDA	$39.8	$47.9	$43.1	$175.2	$202.6
LIFO expense (income)	0.3	(6.4)	19.1	42.3	(33.0)

Adjusted EBITDA, excluding LIFO expense (income)	$40.1	$41.5	$62.2	$217.5	$169.6

Net sales	$868.4	$802.5	$947.9	$3,622.2	$3,460.3

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	4.6%	5.2%	6.6%	6.0%	4.9%

Gross profit	$142.2	$147.2	$149.5	$593.8	$616.6
LIFO expense (income)	0.3	(6.4)	19.1	42.3	(33.0)

Gross profit, excluding LIFO expense (income)	$142.5	$140.8	$168.6	$636.1	$583.6

Gross margin, excluding LIFO expense (income)	16.4%	17.5%	17.8%	17.6%	16.9%

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on fixed assets and goodwill, reorganization expenses and the payment of management fees. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit plus LIFO expense (or minus LIFO income), divided by net sales. We have excluded LIFO expense (income) from the gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Expenses, Net Income and Earnings per Share Excluding IPO-related and Debt Redemption Charges

(Dollars and Shares in Millions, Except Per Share Data)

	Third Quarter 2014	Year Ended December 31, 2014

Net income (loss) attributable to Ryerson Holding Corporation	$(34.7)	$(25.7)

IPO-related and Debt Redemption Charges to Exclude:
Advisory services termination fee	$25.0	$25.0
Transaction-related compensation expense	7.7	7.7
Loss on retirement of debt	11.2	11.2
Write-off of unamortized debt issuance costs	1.2	1.2

Total pre-tax IPO-related and debt redemption charges	45.1	45.1
Benefit for income taxes	7.8	7.8

Total net charges	$37.3	$37.3

Net income attributable to Ryerson Holding Corporation, excluding IPO related and debt redemption charges	$2.6	$11.6

Earnings per share, excluding IPO related and debt redemption charges	$0.09	$0.46

Shares outstanding - basic and diluted	27.5	25.4

Warehousing, delivery, selling, general and administrative expenses	$154.1	$509.2
Advisory services termination fee	25.0	25.0
Transaction-related compensation expense	7.7	7.7

Warehousing, delivery, selling, general and administrative expenses, excluding IPO-related expenses	$121.4	$476.5

Note:	Expenses, Net Income and Earnings per share excluding IPO-related and debt redemption charges is presented to provide a means of comparison to our prior periods that do not include IPO-related and debt redemption charges.

Schedule 3

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income Attributable to Ryerson Holding Corporation

Excluding Change in Valuation Allowance

(Dollars in Millions)

	Fourth Quarter 2013	Year Ended December 31, 2013
Net income attributable to Ryerson Holding Corporation	$118.2	$127.3
Change in valuation allowance	124.2	124.2

Net income (loss) attributable to Ryerson Holding Corporation, excluding change in valuation allowance	$(6.0)	$3.1

Note:	Net Income attributable to Ryerson Holding Corporation excluding the change in the valuation allowance is presented to provide a means of comparison to other periods that do not include tax benefits from changes in valuation allowance.